Exhibit 99.1

Fedders Corporation Announces Intention of Fedders North America, Inc. to Offer $160 Million Senior Subordinated Notes Due 2014 in Connection With Its Proposed Debt Refinancing

CONTACT:

Michael Giordano
(908) 604-8686
investorrelations@fedders.com

      LIBERTY CORNER, New Jersey — February 17, 2004 — Fedders Corporation (NYSE: FJC), a leading global manufacturer of air treatment products, including air conditioners, air cleaners, dehumidifiers and humidifiers, and thermal technology products, today announced that its wholly owned subsidiary, Fedders North America, Inc. (“FNA”), intends to issue $160,000,000 aggregate principal amount of senior subordinated notes due 2014 (the “Notes”) in a private placement pursuant to Rule 144A and Regulation S of the Securities Act of 1933, as amended (the “Securities Act”).

      The private placement offering will be made in conjunction with FNA’s previously announced tender offer and consent solicitation relating to its outstanding 9 3/8% Senior Subordinated Notes due 2007, issued August 24, 1999 (CUSIP No. 313139AE7), and its outstanding 9 3/8% Senior Subordinated Notes due 2007, issued August 18, 1997 (CUSIP No. 313139AC1) (collectively, the “9 3/8% Notes”).

      FNA intends to use the proceeds of the offering to (i) fund the purchase of $150 million of its 9 3/8% Notes, plus accrued interest, that are validly tendered through the tender offer, (ii) redeem all outstanding 9 3/8% Notes that are not tendered in the tender offer and (iii) pay premiums, fees and expenses incurred in connection with its offering of the Notes and the repayment of the 9 3/8% Notes.

      FNA is offering the Notes in reliance upon an exemption from registration under the Securities Act for an offer and sale of securities that does not involve a public offering. The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

      This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

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